GEORGIA-PACIFIC CORPORATION


Law Department                                   133 Peachtree
                                                 Street, N.E.
                                                 P.O. Box 105605
James F. Kelley                                  Atlanta, Georgia
Senior Vice                                      30348-5605
President - Law                                  Telephone (404)
and General Counsel                              652-5440
                                                 Facsimile (404)
                                                 584-1461

                                        September 17, 1997


To the Board of Directors of
Georgia-Pacific Corporation

Ladies and Gentlemen:

       As Senior Vice President - Law and General Counsel of Georgia-Pacific Corporation (the "Corporation"), I have reviewed the proceedings relative to the authorization of the 1997 Employee Stock Purchase Plan (the `Plan'') of the Corporation pursuant to which the Corporation proposes to issue to Eligible Employees (as defined in the Plan) an aggregate of 2,000,000 shares of Common Stock, par value $.80 per share, such number of shares to be subject to adjustment upon the occurrence of certain events.

       I am of the opinion that the shares of Common Stock issuable pursuant to the Plan have been duly authorized and, when issued in accordance with the provisions of the Plan, will be legally and validly issued, fully paid and nonassessable. I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 covering the shares issuable under the Plan.

       I am a member of the Bar of the State of New York and do not hold myself out to be an expert on the laws of any other state. I express no opinion on the laws of any jurisdiction other than the laws of the States of New York and Georgia and the federal laws of the United States. Insofar as this opinion relates to matters of Georgia law, I have relied upon an opinion of even date herewith addressed to me by an attorney in the Law Department of the Corporation licensed to practice law in the State of Georgia.

                                        Very truly yours,

                                        /s/ James F. Kelley
                                        James F. Kelley
                                        Senior Vice President - Law